EXHIBIT 10.1

SECOND AMENDMENT TO LEASEHOLD PURCHASE AGREEMENT

This Second Amendment to Leasehold Purchase Agreement (the “Second Amendment”) is entered into on this 12th day of June, 2012, by and between CIRCLE STAR ENERGY CORP., a Nevada corporation (the “Purchaser”) and WEVCO PRODUCTION, INC., an Ohio corporation (the “Seller”).

BACKGROUND

WHEREAS, Purchaser and Seller entered into that certain Leasehold Purchase Agreement dated March 8, 2012 (the “Agreement”), wherein Seller agreed to sell, and Purchaser agreed to purchase, all of Seller’s rights, title and working interests in and to certain Leaseholds on or before the April 30, 2012.

WHEREAS, Purchaser and Seller amended the Agreement pursuant to that certain Amendment to Leasehold Purchase Agreement dated April 24, 2012 in order to afford Purchaser additional time to close the transaction contemplated by the Agreement.

WHEREAS, Purchaser and Seller desire to further amend the Agreement, as amended, to afford Purchaser additional time to close the transaction contemplated by the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained in this Second Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto, intending to be bound, hereby agree to incorporate the foregoing background as if fully rewritten in this Second Amendment, and further agree as follows:

AGREEMENT

1.           Capitalized Terms.  Capitalized terms used but not defined herein shall have the same meanings as such terms that are set forth in the Agreement, as amended.

2.           Non-Refundable Extension Price.  Contemporaneously with the execution of this Second Amendment and in consideration for Seller amending the Agreement to afford Purchaser additional time to close the transaction contemplated by the Agreement, Purchaser hereby agrees to wire or cause to be wired to Seller the non-refundable sum of One Hundred Thousand and no/100 Dollars ($100,000.00) (the “Extension Price”).  Purchaser acknowledges and agrees that the Extension Price is reasonable with respect to the time the Leaseholds will remain off the market due to the extension of the Closing Date.  If Purchaser fails to take the actions contemplated by Section 8(b) of the Agreement on or before the Closing Date, the Extension Price shall be retained by Seller as consideration paid to keep the Seller's irrevocable and exclusive offer off the market through the extended Closing Date and shall not act as a credit to the Purchase Price or towards the purchase of the Leaseholds.  If Purchaser takes the actions contemplated by Section 8(b) of the Agreement on or before the Closing Date, the Extension Price shall be credited against the Purchase Price.  Seller’s receipt of the Extension Price shall in no way prejudice Seller's rights in any action for damages or specific performance.

3.           Additional Shares.  As additional consideration for this Second Amendment, Purchaser shall cause to be issued and delivered to Seller or Seller’s designee Six Hundred Thousand (600,000) shares of common stock of the Purchaser (the “Additional Shares”).  Purchaser and Seller hereby agree that the definition of “Shares” in the Agreement shall include the Additional Shares.  Purchaser and Seller further agree that any other rights, representations, covenants or other obligations applicable to the Shares or the Seller in the Agreement shall apply equally to the Additional Shares and Seller (and/or Seller’s designee as applicable) as holder of the Additional Shares.  Purchaser further agrees that the Additional Shares are being delivered to Seller in addition to, and not as a credit against, the Purchase Price and is reasonable consideration with respect to the time the Leaseholds will remain off the market due to the extension of the Closing Date.

4.           Closing.  Purchaser and Seller hereby agree that Section 7 of the Agreement shall be deleted and replaced in its entirety with the following:

The closing (the “Closing”) of the transaction contemplated herein shall take place at the law offices of Dinsmore & Shohl, LLP, 191 W. Nationwide Blvd, Ste 300, Columbus, Ohio and shall occur as soon as reasonably practicable after the Effective Date, but in all events no later than 11:59 PM EST on September 28, 2012 (the “Closing Date”).

5.           Delay Rentals.  Purchaser and Seller hereby agree that Section 5 of the Agreement shall be deleted and replaced in its entirety with the following:

Seller shall pay any delay rentals, minimum rentals and/or shut-in payments on the Leaseholds which become due and payable before June 1, 2012.  Purchaser shall cause to be paid any delay rentals, minimum rentals and/or shut-in payments on the Leaseholds which become due and payable on or after June 1, 2012.  Should Seller pay any delay rental, minimum rental and/or shut-in payment on the Leaseholds which become due and payable on or after June 1, 2012, Seller will invoice Purchaser and Purchaser shall pay Seller the invoice within thirty (30) days of receipt.   If Purchaser is delinquent more than thirty (30) days in paying Seller any invoice, then Seller has a right to charge 25% late fee for each month delinquent. If Purchaser fails to pay any invoice on or before Closing, Seller shall have the right to terminate the Agreement and abandon the transaction contemplated by the Agreement.

6.           Ratification of Agreement.  Except as amended above, Purchaser and Seller do hereby ratify and reaffirm the provisions of the Agreement, as amended, and acknowledge that the terms and conditions of the Agreement, as amended, are reasonable, valid and enforceable, and agree that the Agreement, as amended, shall continue in full force and effect except as amended hereby.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date set forth above.

Purchaser:	Seller:

CIRCLE STAR ENERGY CORP.	WEVCO PRODUCTION, INC.
a Nevada corporation	an Ohio corporation

By:	By:
G. Jonathan Pina	William E. Valentine, President

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CORPORATE ACKNOWLEDGEMENTS

STATE OF TEXAS	:
	:	SS:
COUNTY OF TARRANT	:

The foregoing instrument was acknowledged before me this 13th  day of June, 2012, by G. Jonathan Pina, CFO of Circle Star Energy Corp., a Nevada corporation, on behalf of said entity.

Notary Public

STATE OF OHIO	:
	:	SS:
COUNTY OF FRANKLIN	:

The foregoing instrument was acknowledged before me this _____ of June, 2012, by William E. Valentine, the President of Wevco Production, Inc., an Ohio corporation, on behalf of said entity.

Notary Public

This Instrument was prepared by:
WEVCO PRODUCTION, INC.
1933 E. Dublin Granville Road
PMB 107, Columbus, OH 43229

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